EMPLOYMENT AGREEMENT

ENTERED INTO as of December 2nd, 2014.

BETWEEN:

BIOAMBER CANADA INC., a corporation duly incorporated in Canada, having a business place located at 1250 Rene-Levesque West, Suite 4110, Montreal, Quebec, H3B 4W8, represented for the purposes hereof by Mr. Jean-Francois Huc, its President, duly authorized as he so declares;

(hereinafter referred to as the "Corporation")

AND:	MR. FRANÇOIS LAURIN, residing and domiciled at 40 Arlington, Westmount, Quebec H3Y 2W4; (hereinafter referred to as the "Employee")

WHEREAS the Corporation is a subsidiary of BioAmber Inc., a Delaware corporation (“BioAmber US”);

WHEREAS the Corporation wishes to employ the Employee as its Chief Financial Officer, also serving as Chief Financial Officer of BioAmber US and its other affiliates;

WHEREAS the Employee wishes to act as the Chief Financial Officer of the Corporation and of BioAmber US and its other affiliates;

WHEREAS the parties hereto wish to determine the terms and conditions pertaining to the employment of the Employee;

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	EMPLOYMENT
1.1.

The Employee shall serve as Chief Financial Officer of the Corporation and of BioAmber US and its other affiliates, and perform the functions and duties attached to such position in all of the Corporation’s and BioAmber US’ sectors of activity, as well as the tasks and duties that the Chief Executive Officer may delegate to the Employee from time to time.  The Employee will report to the Chief Executive Officer of the Corporation.

1.2.	The Employee shall be based in Montreal, but will travel as needed.

2.	REMUNERATION
2.1.	In consideration of the Employee’s services pursuant to this Agreement, the Corporation shall:
2.1.1.	pay to the Employee, CAD$13,076.93 bi-weekly which annualizes to CAD$340,000.00, as annual gross base salary, in accordance with the Corporation's and BioAmber US’s remuneration policies;
2.1.2.

review and increase the annualized gross base salary described in section 2.1.1 at the end of each fiscal year end, such salary adjustment being at the discretion of the Board of Directors of the Corporation and of BioAmber US.  The salary adjustment is subject to the terms and conditions of Corporation’s and BioAmber US’s remuneration policies;

2.1.3.

pay to the Employee, in the first quarter of each fiscal year, a target cash bonus of 50% of the gross base salary provided in Section 2.1.1., based on the Employee’s and the Corporation’s performance during the previous fiscal year, such performance evaluation and bonus determination being at the discretion of the Board of Directors of the Corporation and of BioAmber US. The cash bonus is subject to the terms and conditions of Corporation’s and BioAmber US’s performance bonus Plans.

3.	STOCK OPTIONS AND OTHER LONG TERM INCENTIVE
3.1.

The Corporation hereby confirms that BioAmber US has granted to the Employee 200,000 options pursuant to BioAmber US’s Stock Option and Incentive Plan, giving the Employee the right to acquire 200,000 shares of Common Stock of BioAmber US at a price per share to be determined in accordance with the terms of the Equity Grant Award Policy of BioAmber US, vesting as follows: twenty-five percent (25%) vesting at the first anniversary date following the coming into force of this Agreement and the remaining seventy-five percent (75%) vesting on a monthly basis over the three (3) following years, the whole according to and subject to the terms and conditions of BioAmber US’s Stock Option and Incentive Plan, its other applicable policies and the applicable rules and regulations of the Securities and Exchange Commission and of the New York Stock Exchange.

3.2.

As additional consideration for the Employee’s services pursuant to this Agreement, BioAmber US shall grant the Employee, in the first quarter of each fiscal year (the first grant should be expected to be following the fiscal year end of BioAmber US which will terminate on December 31, 2015), stock options to purchase shares in BioAmber US or restricted stock units or other similar long term incentive, based on the Employee’s and BioAmber US’ performance during the previous fiscal year, such grant of stock options or other securities and their related terms and conditions being at the discretion of the Board of Directors of BioAmber US.  All grants of securities shall be in accordance with BioAmber US’ Stock Option and Incentive Plan.

4.	FRINGE BENEFITS
4.1.

The Employee shall be entitled, as an employee of the Corporation, (i) to the insurance and benefits (including any health, dental, accident, disability and life insurance) approved from time to time by the Board of Directors of the Corporation, (ii) to the reimbursement by the Corporation of his annual professional association dues, as well as his professional mandatory training, and (iii) to a parking spot in the Montreal offices of the Corporation, if needed.

5.	EXPENSES
5.1.

The Corporation agrees to reimburse the Employee, for all the reasonable fees, expenses and disbursements incurred by the Employee in the performance of his duties, on behalf and for the benefit of the Corporation, in accordance with the applicable Corporation’s policies.  The Employee shall submit to the Corporation a periodic report together with supporting documents concerning the fees, disbursements and expenses incurred by the Employee in the performance of his duties during the said period.

6.	UNDERTAKINGS OF THE EMPLOYEE
6.1.	The Employee undertakes, during the term of this Agreement:
6.1.1.	on a full-time basis, to devote and to use all his efforts and professional knowledge in the exercise of his functions; and
6.1.2.

to act at all times within the scope of his employment and in the best interests of the Corporation, to perform his duties to the best of his ability, faithfully, honestly and diligently and to conform at all times to the instructions and directives that may be given to the Employee by the Chief Executive Officer of the Corporation.

7.	INTELLECTUAL PROPERTY
7.1.	The Employee hereby:
7.1.1.

transfers and assigns to the Corporation, without any compensation other than the remuneration provided in Section 2 hereof, all property rights he might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

7.1.2.	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the

Works, including any moral rights; and
7.1.3.

agrees that the Corporation may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

8.	VACATION
8.1.

The Employee shall be entitled to four (4) weeks of vacation per year, plus the week between Christmas and New Year, in addition to the applicable statutory holidays, the duration of which and the dates of which shall be established reasonably and professionally managed by the Employee taking into account his functions and duties.  The vacation days are prorated for the first year of service. If the Employee has not used the vacation to which he is entitled during a holiday-year, the non-used vacation days cannot be transferred to the next year.

9.	TERM
9.1.	This Agreement shall take effect on December 31st, 2014 and continue in force for an undetermined period thereafter.
9.2.	The Employee shall have the right to terminate this Agreement at any time by giving a three (3) month written notice to this effect to the Corporation.
9.3.

In the event that the Corporation terminates the employment of the Employee for any reason whatsoever (other than according to the provision of Section 9.5 hereof), the Employee shall be entitled to receive a severance payment in lieu of notice of an amount equal to six (6) month’ gross base salary (as set out in Section 2.1.1) plus one month per year of service, up to a maximum of twelve (12) months, and a pro rata portion of (i) the average of the bonuses earned by the Employee pursuant to subsection 2.1.3 for the two previous fiscal years if the termination occurs after the second anniversary date of the effective date of this Agreement or (ii) the bonus earned by the Employee pursuant to subsection 2.1.3 for the previous fiscal year if the termination occurs after the first anniversary date of the effective date of this Agreement (no bonus will be taken into consideration if the termination occurs during the first year following the effective date of this Agreement) (the “Severance Payment”), which Severance Payment shall be inclusive of any amount specifically required to be paid to the Employee pursuant to any applicable labor law (the “Statutory Indemnity”), unless the Statutory Indemnity involves a payment greater than the Severance Payment, in which case the total severance payment due and payable to the Employee pursuant to this Section 9.3 shall be equal to the Statutory Indemnity.

9.4.

In the event that the Corporation terminates the employment of the Employee for any reason whatsoever (other than according to the provision of Section 9.5 hereof) in the twelve (12) months following a transaction involving a change of control of BioAmber US, as determined by the Board of directors of BioAmber US, the Employee will be entitled to the severance payment provided in Section 9.3, except that the six (6) month period shall be replaced by a twelve (12) month period and the maximum of twelve (12) months shall be replaced by eighteen (18) months.

9.5.	This Agreement shall terminate:
9.5.1.

upon the termination of the employment of the Employee resulting from (i) the commitment by the Employee of any act of embezzlement, fraud or similar conduct involving the Corporation, and/or (ii) the commission of any indictable offence by the Employee and/or (iii) the persistent failure of Employee to perform his duties hereunder after notices to do so by the Corporation, or

9.5.2.	upon the death of the Employee,

in any case without any severance payment in lieu of notice being due.

10.	CONFIDENTIALITY AND NON-COMPETITION
10.1.

The Employee agrees (i) that he shall not, as long as he is employed by the Corporation and for a period of ten (10) years thereafter, disclose and/or reveal in any manner whatsoever and to whomever, confidential information obtained during his employment on and about the business of the Corporation and its affiliated companies, (ii) to maintain the confidentiality of this information and to prevent any inopportune disclosure including but not limited to, information regarding the financial situation of the Corporation and its affiliated companies, their operations and their projects of operation, and undertakes not to use for his own benefit or for purposes other than those of the Corporation and its affiliated companies, to the detriment of the Corporation and its affiliated companies, any information thus obtained.  The disclosure of confidential information shall be restricted to the officers, directors and shareholders and, on a need to know basis, employees, agents and professional advisors of the Corporation and of its affiliated companies. Any confidentiality undertaking made under this subsection shall continue to be in full force after the termination of this Agreement. The confidentiality undertakings provided in this section shall not apply to information that: i) is already known to the Employee without having been obtained from the Corporation or its affiliated companies, directly or indirectly, ii) was in the public domain before its disclosure to the Employee, iii) becomes in the public domain after its disclosure to the Employee without breach of any obligation under this Agreement, and iv) is required to be disclosed by operation of law or a judicial order.

10.2.	The Employee agrees, for so long as he is employed by the Corporation and, until the expiry of a period of twelve (12) months thereafter, that he shall not, directly or indirectly, alone or through a company, or jointly with any person, firm, corporation, partnership, company or other business organization whether as principal or as agent, mandater, mandatory, officer, partner, director, employee, consultant, shareholder or in any other manner except for the benefit and in the interests of the Corporation or its affiliated companies:

10.2.1.	encourage or attempt to bring any person employed by the Corporation or any of its affiliated companies to leave his employment with the Corporation or its affiliated companies; and
10.2.2.

be involved in or carry on a business engaged in, involved in or interested in BioAmber US’ and/or the Corporation’s (and/or their affiliates) current or future sectors of activities, being currently related to the development, production and sale of biobased succinic acid and butanediol products, within the territories in which BioAmber US, the Corporation and its affiliates do business; without limiting the preceding, the following entities will be deemed to be involved in BioAmber US’ and the Corporation’s sectors of activities for the purposes of the application of this section 10.2: DSM, Roquette, Reverdia, Myriant, Corbion, BASF, Succinity, Genomatica, PTT Group (including PTTMCC BioChem), Mitsubishi Chemical Corporation and GranBio.

10.3.

The Employee acknowledges that his failure to respect his undertakings and obligations mentioned in 10.1 and 10.2 would be detrimental to the Corporation so as to justify, without prejudice to any other recourse of the Corporation, an injunction and a seizure before judgment, all recourses of the Corporation being cumulative and non-alternative.

10.4.

The Employee acknowledges and agrees that all the restrictions contained in 10.1 and 10.2 are reasonable and valid, in particular in respect of their duration, their scope and the persons they affect, and that these restrictions are essential in order to allow the Corporation and its affiliated companies to adequately protect their position in the field in which they carry on business and operate.

11.	ASSIGNMENT
11.1.

Except in the event of a merger or change in control involving the Corporation, the Corporation may not transfer or assign in whole or in part its rights and obligations hereunder without the prior written consent of the Employee. The Employee may not transfer or assign in whole or in part its rights and obligations hereunder.

12.	PREAMBLE
12.1.	The preamble forms an integral part of this Agreement.

13.	NOTICES
13.1.

Any notice or other communication which is required or permitted to be given hereunder shall be given in writing and shall be deemed properly given when delivered to its recipient, either by bailiff, by courier, messenger or by mail, or by fax or e-mail, in which latter case said notice shall immediately thereafter be confirmed by mail copy, when sent to the addresses set out on the first page hereof.

13.2.

Any notice sent in accordance with this Agreement shall be deemed to be received by its recipient at the time of its delivery, if delivered by courier, messenger or by bailiff, or the fifth (5th) business day following its sending by mail, or the business day after its sending by e-mail or fax.  However, if ordinary postal service is interrupted and such interruption is by reason of force majeure, the party sending said notice shall use a service that has not been interrupted or send said notice by courier or messenger to ensure prompt delivery of same.  Any change of address may be given in the manner above described.

14.	ARBITRATION PROVISION
14.1.

This Agreement shall in all respects be interpreted in accordance with and its performance governed by the laws applicable in the province of Quebec without regard to any principle of conflict of laws.

14.2.

Any disputes which cannot be amicably resolved between the parties shall be settled by arbitration in the city of Montreal as follows according to the Rules of the International Chamber of Commerce (ICC) :

14.2.1.	The arbitration shall take place in the city of Montreal, according to the laws applicable in the province of Quebec.
14.2.2.	The decision of arbitration shall be final. Enforcement of the award may be requested by either party through application to any court having jurisdiction.
15.	GENERAL PROVISIONS
15.1.	The parties agree to sign all documents and to do all things required to give effect to the provisions of this Agreement.
15.2.	All amounts referred to in this Agreement are so in Canadian Dollars (CAD$).
15.3.

The waiver by a party hereto to the breach of any provision of this Agreement by the other party shall not prevent said party from exercising any of its rights as a result of a subsequent breach of said provision or of any other provision of this Agreement.  A waiver by a party to any provision of this Agreement shall be made in writing; otherwise it shall not be deemed to be a waiver.

15.4.

This Agreement expresses the entire agreement between the parties hereto with respect to all matters contained herein and supersedes any other agreement, proposal, representation, negotiation, oral or written, among the parties concerning such matters.

15.5.	The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.
15.6.

The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of that section or of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that such provision is enforceable.

15.7.	Any modification, amendment or qualification hereof shall be null and void and shall not be binding upon any party unless recorded by written instrument duly signed by the parties hereto.
15.8.	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.
15.9.

Subject to section 14, each of the parties attorns and submits to the non-exclusive jurisdiction of the courts of the province of Quebec with respect to any matter or dispute pertaining to this Agreement.

15.10.	This Agreement shall be binding upon and enure to the benefit of the parties hereto together with their respective heirs, executors, successors and permitted assigns.
15.11.

The parties have agreed that this Agreement be drawn up in the English language.  Les parties aux présentes ont convenu que le présent contrat soit rédigé en anglais.  Furthermore, the parties undertake to never contest the legality or validity of the present Agreement because of the fact that it has been drawn up in the English language.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER CANADA INC.

Per:	/s/ Jean-François Huc
JEAN-FRANÇOIS HUC

/s/ François-Laurin
FRANÇOIS LAURIN